PHOENIX - EQUITY TRUST

CIK Number 0000034273

Semi-Annual 12-31-06 Filing


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows for Series 1-Phoenix Worldwide Strategies Fund:

72DD1/72DD2-Series 1
Class A 1,242, Class B 31 and Class C 10.

73A1/73A2- Series 1
Class A 0.012, Class B 0.06 and Class C 0.06.

74U1/74U2- Series 1
Class A 10,069, Class B 537, and Class C 178

74V1/74V2- Series 1
Class A $11.01, Class B $10.04, and Class C $10.01